Exhibit 12



                              THE STANLEY WORKS AND SUBSIDIAIRES
                           COMPUTATION OF EARNINGS TO FIXED CHARGES
                                  (In Millions of Dollars)


                                                 SECOND QUARTER    SIX MONTHS
                                                   1997   1996     1997    1996
                                                ------  ------   -----   -----

  Earnings (loss) before income taxes            ($81.5) $57.5   ($22.8) $104.5

  Add:
       Portion of rents representative of
          interest factor                          $2.9   $3.4     $6.2    $6.7
       Interest expense                             6.2    6.8     11.7    14.3
       Amortization of expense on
         long-term debt                                    0.1              0.1
       Amortization of capitalized interest                0.1      0.1     0.2
                                                ------  ------   -----   -----
  Income (loss) as adjusted                      ($72.3) $67.9    ($4.7) $125.8
                                                ======  ======   =====   =====
  Fixed charges:
       Interest expense                            $6.2   $6.8    $11.7   $14.3
       Amortization of expense
         on long-term debt                                 0.1              0.1
       Capitalized interest                                0.1              0.1
       Portion of rents representative of
          interest factor                           2.9    3.4      6.2     6.7
                                                ------  ------   -----   -----
  Fixed charges                                    $9.2  $10.4    $18.0   $21.2
                                                ======  ======   =====   =====

  Ratio of earnings to fixed charges (A)          N/A     6.53    N/A      5.93
                                                ======  ======   =====   =====










(A) Due to signficant restructuring charges and asset write-offs recorded in the second quarter of 1997, income as computed above, was inadequate to cover fixed charges. The deficiency was $81.5 for the second quarter and $22.7 for the first six months of 1997.